EX-99.23(h)(69)


                         FORM OF PLAN OF REORGANIZATION

                                JNL SERIES TRUST
                          JNL/S&P RETIREMENT 2020 FUND
                          JNL/S&P RETIREMENT 2025 FUND
                           JNL/S&P MANAGED GROWTH FUND

                             PLAN OF REORGANIZATION

     This plan of reorganization has been entered into on the 25th day of September, 2009, by the JNL SERIES TRUST (the "Trust"), a Massachusetts business trust, on behalf of its JNL/S&P MANAGED GROWTH FUND (the "Acquiring Fund") and its JNL/S&P RETIREMENT 2020 FUND AND JNL/S&P RETIREMENT 2025 FUND (the "Acquired Funds").

     WHEREAS, the Trust is a registered investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

     WHEREAS the Board of Trustees has determined that the consolidation transaction described herein is in the best interest of the shareholders of the Acquired Funds and the Acquiring Fund;

     WHEREAS the Board of Trustees has determined that the transaction described herein will not dilute the shares of any shareholder of the Acquired Funds or the Acquiring Fund;

     WHEREAS the Board of Trustees has determined that the transaction described herein will provide for the equitable liquidation and distribution of the shares of the Acquired Funds;

     WHEREAS Article IV, Section 3 of the Trust's Declaration of Trust, dated June 1, 1994 (the "Declaration of Trust"), authorizes the Board of Trustees to direct the management of the business and affairs of the Funds;

     WHEREAS the Board of Trustees has determined that the Acquired Funds should be consolidated with and into the Acquiring Fund:

     NOW, THEREFORE, all the assets, liabilities and interests of the Acquired Funds shall be transferred on the Closing Date to the Acquiring Fund as described below:

     1. The Closing Date for the consolidation transaction shall be September 25, 2009, or such other day on which the Trust is open for business and the New York Stock Exchange is open for unrestricted trading as may be determined by the Trust's management;

     2.   On or before the Closing Date, and before effecting the  consolidation
          transaction   described  herein,  the  Trust  shall  have  received  a
          satisfactory written opinion of legal counsel that:

     a. The acquisition by the Acquiring Fund of substantially all the assets of the Acquired Funds as provided for herein in exchange for the Acquiring Fund Shares will qualify as a reorganization within the meaning of Section 368(a)(1)(C) of the Code, and the Acquired Funds and the Acquiring Fund will each be a party to the respective reorganization within the meaning of Section 368(b) of the Code; no gain or loss will be recognized by the Acquired Funds upon the transfer of substantially all of its assets to the Acquiring Fund in exchange solely for voting shares of the Acquiring Fund (Code Sections 361(a) and 357(a); no gain or loss will be recognized by the Acquiring Fund upon the receipt of substantially all of the assets of the Acquired Fund in exchange solely for voting shares of the Acquiring Fund (Code Section 1032(a)); and no gain or loss will be recognized to the shareholders of the Acquired Funds Shares upon the exchange of their shares in the Acquired Fund for voting shares of the Acquiring Fund (Code Section 354(a)); and

     b. the securities to be issued in connection with such transaction have been duly authorized, and when issued in accordance with this Plan, will have been validly issued and fully paid and will be non-assessable by the Trust on behalf of the Acquiring Fund.

     3. In exchange for all of its shares of the Acquired Funds, each shareholder of the Acquired Funds shall receive a number of shares, including fractional shares, of the Acquiring Fund equal in dollar value to the number of whole and fractional shares that such shareholder owns in the Acquired Funds. Each shareholder of the Acquired Funds shall thereupon become a shareholder of the Acquiring Fund.

     4. For purposes of this transaction, the value of the shares of the Acquiring Fund and the Acquired Funds shall be determined as of 4:00 p.m., Eastern Time, on the Closing Date. Those valuations shall be made in the usual manner as provided in the relevant Fund's prospectus.

     5. Upon completion of the foregoing transactions, the Acquired Funds shall be terminated and no further shares shall be issued by it. The classes of the Trust's shares representing such Acquired Funds shall thereupon be closed and the shares previously authorized for those classes shall be reclassified by the Board of Trustees. The Trust's Board of Trustees and management shall take whatever actions may be necessary under Massachusetts law and the 1940 Act to effect the termination of the Acquired Funds.

     6.   The  costs  and  expenses  of  these   transactions,   including   the
          preparation, filing and printing of disclosure documents and related legal fees shall be borne by Jackson National Asset Management, LLC.

     A copy of the Declaration of Trust is on file with the Secretary of the Commonwealth of Massachusetts. Notice is hereby given that this instrument is executed on behalf of the Trustees as Trustees, and is not binding on any of the Trustees, officers, or shareholders of the Trust individually, but only binding on the assets and properties of the Trust.

     IN WITNESS WHEREOF, JNL Series Trust, on behalf of the JNL/S&P Retirement 2020 Fund, the JNL/S&P Retirement 2025 Fund and the JNL/S&P Managed Growth Fund has caused this plan of reorganization to be executed and attested in the City of Chicago, State of Illinois, on the date first written above.

                                          JNL SERIES TRUST

                                          By: /s/ Mark D. Nerud
                                          Mark D. Nerud, President


                                          ATTEST:

                                          /s/ Daniel W. Koors
                                          Daniel W. Koors, Vice President &
                                          Chief Financial Officer